EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (Registration No. 333-117472) declared effective on September 23, 2004, which has been incorporated by reference in this Registration Statement on Form S-3 of Pilgrim’s Pride Corporation for the registration of $40,000,000 of Debt Securities, Preferred Stock and Common Stock, and to the incorporation by reference therein of our report dated November 17, 2004, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation included in its Annual Report (Form 10-K) for the fiscal year ended October 2, 2004, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Dallas, Texas

August 4, 2005